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      EXHIBIT 99.1

CENTURY AGREES TO ACQUIRE PRIMARY ALUMINUM CAPACITY IN ICELAND

      March 16, 2004, Monterey, CA - Century Aluminum Company (NASDAQ: CENX) has entered into an agreement with Columbia Ventures Corporation (CVC), a U. S. company, to purchase up to 100 percent of the shares of Nordural hf, an Icelandic company that owns and operates a 90,000-metric-ton-per-year (mtpy) primary aluminum plant at Grundartangi, Iceland. The Nordural plant began operation in 1998. An expansion is planned that will double its capacity to 180,000 mtpy by 2006.

      The agreement provides that Century will acquire 49.9 percent of Nordural from CVC for $75 million. Century anticipates that its purchase will increase to 100 percent of Nordural subject to the satisfaction of certain conditions that are expected to be met by March 31, 2004. The purchase price for CVC's entire interest would be $150 million. In addition, Nordural has long-term debt of approximately $190 million. The agreement also provides for a contingent payment of $25 million to CVC upon the commencement of the expansion. The transaction is expected to close by May 31, 2004.

      Announcing the acquisition, Century's Chairman and Chief Executive Officer Craig A. Davis said:


      "The Nordural plant is a world-class facility. The acquisition is a significant step forward in achieving Century's strategic goals of reducing our average cost to produce aluminum and geographically diversifying our asset base. Iceland is a politically and economically stable country with a positive investment climate. In addition, Iceland has extensive hydroelectric power capacity and geothermal reserves for producing electricity."

      Century currently owns 525,000 mtpy of primary aluminum capacity. It owns and operates the 170,000-mtpy plant at Ravenswood, WV and the 244,000-mtpy plant at Hawesville, KY. Century also owns a 49.67 percent interest in the 222,000-mtpy reduction plant at Mt. Holly, SC. Alcoa Inc. owns the remainder and is the operating partner. Century's headquarters are in Monterey, CA.

      Columbia Ventures is a privately-owned investment company headquartered in Vancouver, WA. Subsequent to this transaction its remaining major investments will be in CTC Communications, the largest facilities-based Competitive Local Exchange Carrier headquartered in New England; Hibernia Atlantic, a transatlantic fiber-optic cable providing broadband connections between Boston, Halifax, Dublin and the United Kingdom; Og Vodafone, a full-service facilities-based telecommunications company in Iceland; Globalstar, the satellite telephony and data provider; Tecnol, an aluminum extruder in Mexico; and Columbia Commercial Building Products in Rockwall, Texas."

      Century's press releases may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The company cautions that such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties. Actual results may vary.

      The Company will hold a conference call on Wednesday, March 17, 2004, at 2:00 P.M. Eastern Time to discuss the Nordural acquisition. The dial-in number within the United States is (800) 553-0273 and the International dial-in number is (612) 288-0337. These telephone numbers operate in the listen only mode.

      A playback number has been established for those unable to participate in the conference call. Playback begins at 7:15 P.M. Eastern Time on Wednesday, March 17, 2004, and ends at 11:59 p.m. Eastern Time on Friday, March 19, 2004. The playback number within the United States is (800) 475-6701 and International
(320) 365-3844, the access code is 724989. After March 19, 2004, interested parties will be able to access an archived transcript of the call, which will be posted in the Investors section of the company's web site located at www.centuryaluminum.com. The transcript will remain available on the company's website for six months.

Editorial Contact: A. T. Posti 831 642-9364